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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-124518 on Form S-3 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedule of @Road, Inc. and its subsidiary and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of @Road, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

San Jose, California
August 16, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM